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                                                                   Exhibit 2.1



                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT (the "Agreement") entered into as of the 9th day of September, 1997, by and between CITYSIDE HOLDING COMPANY, a Minnesota corporation ("Cityside"), C.H. ROBINSON, INC., a Minnesota corporation ("C.H. Robinson"), and NORWEST CORPORATION, a Delaware corporation ("Norwest").

     WHEREAS, Cityside owns, beneficially and of record, all of the issued and outstanding capital stock of (i) Cityside Financial Services of Wisconsin, Inc., a Wisconsin corporation, d/b/a Cityside Indirect ("Cityside Indirect"), (ii) Cityside Savings & Financial Services Co., a Minnesota industrial loan and thrift company ("Cityside Financial"), and (iii) Cityside Insurance Company, Ltd., a Turks and Caicos Island corporation ("Cityside Insurance")(Cityside Indirect, Cityside Finance Corporation I, a Delaware corporation, a wholly owned subsidiary of Cityside Indirect ("Cityside Finance I"), Cityside Financial and Cityside Insurance are hereinafter collectively referred to as the "Acquired Companies", and the Acquired Companies and Cityside shall collectively be referred to as the "Company"), consisting of (a) 100 shares of common stock of Cityside Indirect, with a stated par value of $1.00 per share, (b) 4,020 shares of common stock of Cityside Financial, with a stated par value of $100.00 per share, and (c) 3,500 shares of common stock of Cityside Insurance, with a stated par value of $1.00 per share (collectively, the "Acquired Companies Stock");

     WHEREAS, Cityside wishes to sell and Norwest wishes to purchase such Acquired Companies Stock upon the terms and subject to the conditions of this Agreement;

     NOW, THEREFORE, to effect such sale and purchase and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  Sale of Stock; Closing.

     (a) Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Cityside shall sell, convey, transfer, and deliver to Norwest and Norwest shall purchase, the Acquired Companies Stock.

     (b) Purchase Price. The purchase price ("Purchase Price") for the Acquired Companies Stock shall be the combined "Net Worth" of the Acquired Companies as of the Closing Date, plus $27,300,000.00 (the "Premium"). "Net Worth" shall mean the
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combined excess of all assets of the Acquired Companies over all of the liabilities of the Acquired Companies, determined on a combined basis as of the Closing Date in accordance with accounting principles as historically used by
Cityside with respect to the Acquired Companies consistently applied.   The
Premium paid by Norwest, will be allocated solely to the purchase of the stock of Cityside Financial and Cityside Indirect in proportion to the net finance receivables of those two corporations as of the Closing Date.

     (c) Closing. The closing (the "Closing") of the purchase and sale of the Acquired Companies Stock shall take place at 10:00 a.m., Minneapolis, Minnesota time, at the main offices of Norwest in Minneapolis, Minnesota, or such other location as may be agreed upon by the parties to this Agreement on a mutually agreeable date within five (5) business days following the satisfaction or waiver of all conditions precedent set forth in Paragraphs 6 and 7 of this Agreement or at such other place, time and date as the parties may agree. Each of the parties agrees to use commercially reasonable efforts to cause the Closing to occur as soon as practicable following receipt of all regulatory approvals and the expiration of all waiting periods. The date and time of the Closing are herein referred to as the "Closing Date." The Closing shall be deemed to be effective immediately following the close of business on the date immediately preceding the date on which the Closing shall occur.

     (d) Closing Deliveries.

        (i) At the Closing, Cityside shall deliver to Norwest (or if Norwest so elects by notice to Cityside at least five (5) days prior to the Closing Date, to one or more of Norwest's subsidiaries):

            (A) certificates representing 100% of the Acquired Companies Stock, duly endorsed in blank or with stock powers duly endorsed in blank which shall transfer good title to the Acquired Companies Stock, free and clear of all claims, rights, or interests of third parties and all liens and encumbrances whatsoever;

            (B) all corporate books, records and documents of the Acquired Companies, including, but not limited to, the corporate stock record books and corporate minutes books, and certified resolutions of the Company authorizing the Agreement;

            (C) the signed resignations as directors or officers of the Acquired Companies of such persons as Norwest shall request at least five (5) business days prior to the Closing Date;

            (D) the certificates required pursuant to Paragraph 7(c) hereof;
          and

            (E) such other documents as may be required by this Agreement or reasonably requested by Norwest.

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

             (ii) At the Closing, Norwest shall:

                (A) cause to be transferred to such account(s) as Cityside shall specify, cash in an amount equal to the Net Worth of the Acquired Companies set forth on the Preliminary Closing Statement plus the Premium in immediately available funds;

                (B) the certificates required pursuant to Paragraph 6 (c) hereof;

                (C) deliver or cause to be delivered to Cityside such other documents as may be required by this Agreement or reasonably requested by Cityside; and,

                (D) cause to be transferred to C.H. Robinson, to such account as it specifies, cash in the amount of the intercompany payables (as set forth in Paragraph 7(i)) from the Acquired Companies to C.H. Robinson as of the Closing Date.

          (e) Preliminary Closing Statement; Adjustments. Cityside shall prepare and deliver to Norwest at least five (5) business days prior to Closing a Preliminary Closing Statement ("Preliminary Closing Statement") consisting of a balance sheet and statements of income and shareholders' equity as of the month end immediately preceding the Closing Date, in each case prepared in accordance with generally accepted accounting principles, consistently applied, setting forth the Acquired Companies' Net Worth in accordance with Paragraph 1(b) as of the month end immediately preceding the Closing Date.

Within sixty (60) days after the Closing Date, Cityside shall prepare a balance sheet as of the Closing Date and statements of income and shareholders' equity as of the Closing Date, in each case prepared in accordance with generally accepted accounting principles, consistently applied ("Final Closing Statement"), and will deliver the Final Closing Statement to Norwest. Cityside shall grant Norwest and its representatives reasonable access to the books and records of the Acquired Companies and their personnel for the purpose of reviewing the Final Closing Statement. The amount by which the Net Worth set forth on the Final Closing Statement is greater or less than the Net Worth as set forth on the Preliminary Closing Statement shall be the "Adjustment Amount". Norwest will provide a detailed objection (if any) to the Final Closing Statement within thirty (30) days after receipt thereof. Norwest and Cityside will use reasonable efforts to resolve any objections concerning the Final Closing Statement themselves. If the parties do not obtain a final resolution within ten (10) business days after Cityside has received a statement of objections (if any), however, either Cityside or Norwest may elect to select an accounting firm mutually acceptable to them to resolve any remaining objections (the "Accountant"). If Norwest and Cityside are unable to agree on the choice of an accounting firm, they will select a "big six" accounting firm by lot as the Accountant, provided however that the

                                       3
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Accountant shall not be Arthur Andersen, L.L.P., KPMG Peat Marwick L.L.P. or
Deloitte & Touche L.L.P., or any other firm having a significant relationship with any party hereto, which shall be jointly instructed by Norwest and Cityside to determine the amount of Net Worth as of the Closing Date. The expenses of the Accountant shall be borne by the party whose position is not supported by the Accountant's determination, or, if the Accountant's determination does not support either party's position, then such expenses shall be borne equally by Norwest and Cityside. The determinations of the Accountant shall be final, binding and unreviewable for error. Within three
(3) business days after the parties have reached agreement on, or the Accountant has determined the Final Closing Statement, Norwest shall pay to Cityside in immediately available funds or Cityside shall refund to Norwest in immediately available funds, in the same manner, the Adjustment Amount.

     2. Representations and Warranties of Cityside and the Company. Cityside represents and warrants to Norwest as follows:

     (a) Organization and Authority. Cityside is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have an adverse effect on Cityside and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Cityside has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

Cityside Indirect is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have an adverse effect on Cityside Indirect and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Cityside Indirect has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

Cityside Finance I is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have an adverse effect on Cityside Finance I and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Cityside Finance I has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

Cityside Financial is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have an adverse effect on

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

Cityside Financial and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Cityside Financial has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

Cityside Insurance is a corporation duly organized, validly existing and in good standing under the laws of Turks and Caicos Islands, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have an adverse effect on Cityside Insurance and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Cityside Insurance has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b) The Company's Subsidiaries. Except as set forth on Schedule 2(b), the Company does not own beneficially, directly or indirectly any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not directly or indirectly, a partner in any partnership or party to any joint venture. Cityside Financial is a Minnesota Chartered Industrial Loan and Thrift Company whose deposits are insured by the Federal Deposit Insurance Corporation pursuant to the Federal Deposit Insurance Act. Cityside Financial is an industrial loan company, industrial bank or other similar institution as described in 12 U.S.C. Section 1841(c)(2)(H)(ii).

     (c) Capitalization. The authorized capital stock of Cityside Indirect (the "Cityside Indirect Stock") consists of 9,000 shares of common stock, $1.00 par value, of which as of the close of business as of the date hereof, 100 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Cityside Indirect Stock that will be outstanding as of the Closing Date if all options, warrants, conversion rights and other rights with respect thereto are exercised is 100. All of the outstanding shares of the capital stock of Cityside Indirect have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, phantom shares, share equivalents calls, preemptive rights or other rights obligating Cityside Indirect to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Cityside Indirect. Since January 1, 1997, no shares of Cityside Indirect capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Cityside Indirect and no dividends or other distributions have been declared, set aside, made or paid to any shareholder of Cityside Indirect.

  The authorized capital stock of Cityside Finance I (the "Cityside Finance I Stock") consists of 1,000 shares of common stock, $0.01 par value, of which as of the close of business as of the date hereof, 100 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Cityside Finance I Stock that will be outstanding as of the Closing Date if all options, warrants, conversion rights and other rights with respect thereto are exercised is 100. All of the outstanding shares of the capital

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stock of Cityside Finance I have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, phantom shares, share equivalents, calls, preemptive rights or other rights obligating Cityside Finance I to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Cityside Finance I. Since January 1, 1997, no shares of Cityside Finance I stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Cityside Finance I and no dividends or other distributions have been declared, set aside, made or paid to any shareholder of Cityside Finance I.

The authorized capital stock of Cityside Financial (the "Cityside Financial Stock") consists of 6,000 shares of common stock, $100.00 par value, of which as of the close of business as of the date hereof, 4,020 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Cityside Financial Stock that will be outstanding as of the Closing Date if all options, warrants, conversion rights and other rights with respect thereto are exercised is 4,020. All of the outstanding shares of the capital stock of Cityside Financial have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, phantom shares, share equivalents, calls, preemptive rights or other rights obligating Cityside Financial to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Cityside Financial . Since January 1, 1997, no shares of Cityside Financial capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Cityside Financial and no dividends or other distributions have been declared, set aside, made or paid to any shareholder of Cityside Financial.

The authorized capital stock of Cityside Insurance (the "Cityside Insurance Stock") consists of 5,000 shares of common stock, $1.00 par value, of which as of the close of business as of the date hereof, 3,500 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Cityside Insurance Stock that will be outstanding as of the Closing Date if all options, share equivalents, conversion rights and other rights with respect thereto are exercised is 3,500. All of the outstanding shares of the capital stock of Cityside Insurance have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, phantom shares, share equivalents, calls, preemptive rights or other rights obligating Cityside Insurance to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Cityside Insurance. Since January 1, 1997, no shares of Cityside Insurance capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Cityside Insurance and no dividends or other distributions have been declared, set aside, made or paid to any shareholder of Cityside Insurance. Cityside owns all of the Cityside Indirect Stock, the Cityside Financial Stock and the Cityside Insurance Stock, with good and marketable title thereto, free and clear of any interests or claims. Cityside Indirect owns all of the Cityside Finance I Stock with good and marketable title thereto, free and clear of any interests or claims.

     (d) Authorization. The Company has the corporate power and authority to enter into this Agreement, including the noncompetition agreement, and all other agreements contemplated under this Agreement, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company. This Agreement is the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms (except as may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally).

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or by which it may be bound, or to which the Company or any of the properties or assets of the Company may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

Other than in connection or in compliance with all filings, consents, reviews, authorizations, approvals or exemptions required under the Federal Deposit Insurance Act and Minnesota Statutes Chapter 53, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

     (e) Cityside Financial Statements. The balance sheets of Cityside Indirect and Cityside Financial as of December 31, 1995 and December 31, 1996 and related consolidated statements of operations, retained earnings and cash flows for the two years ended December 31, 1995 and December 31, 1996, together with the notes thereto, audited by Arthur Andersen, L.L.P., and the unaudited combined balance sheet and related combined statement of operations and retained earnings of the Acquired Companies as of July 31, 1997 (collectively, the "Cityside Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly in all material respects the financial position of the Company at the dates and the results of operations and cash flows of the Company for the periods stated therein; provided however that the interim financial statements do not contain notes, normal recurring adjustments or an accrual for vacation pay, which is considered to be immaterial, and Norwest will not request or require a vacation pay accrual in the Final Closing Statement.

     (f) Reports. The Company has filed all material reports, registrations and statements, together with any material required amendments thereto, that it was required to file with any applicable authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the " Cityside Reports". As of their respective dates, the Cityside Reports complied in all material respects with all the rules and regulations promulgated by the applicable authorities, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Cityside Financial Statements and except for any lien for current taxes not yet delinquent, the Company has good title free and clear of any liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Cityside's balance sheet as of July 31, 1997, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases pursuant to which the Company, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing material default by the Company or any event which, with notice or lapse of time or both, would constitute a material default. All such leases where the annual rental payments exceed $10,000.00 are described on
Schedule 2(g), All of the Company's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. The Company shall deliver assignments of such leases on or before the Closing Date, together with the consent(s) of such landlords as necessary.

     (h)  Taxes.   Each of the Acquired Companies has filed all federal, state, county, local and foreign Tax Returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of the Acquired Companies for the fiscal year ended December 31, 1989, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set Forth on Schedule 2(h), (1) the Acquired Companies Company are not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (2) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of the Acquired Companies which has not been

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settled, resolved and fully satisfied. Each of the Acquired Companies has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The balance sheet as of December 31, 1995 and December 31, 1996, referred to in Paragraph 2(e) hereof includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of the Company with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since December 31, 1996, there has been no change in the business, prospects, financial condition or results of operations of the Company which has had, or may reasonably be expected to have, a material adverse effect on the business, prospects, financial condition or results of operations of the Company.

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), the Company is not a party to or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by the Company);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii) any labor contract or agreement with any labor union;

          (iv) any contract containing covenants which limit the ability of the Company to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k) Litigation and Other Proceedings. The Company has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for the

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Company with respect to loss contingencies as of December 31, 1996 and (ii) a written list of legal and regulatory proceedings filed against the Company since said date, which is attached as Schedule 2(k). Except as set forth on
Schedule 2(k), the Company is not a party to any pending or, to the best knowledge of the Company, threatened claim, action, suit, investigation or proceeding. No Company shareholder or, to the best of the Company's knowledge, employee is a party to or the subject of any pending claim, action, suit, investigation or proceeding involving any criminal matter, breach of trust or moral turpitude. For purposes of this Agreement, "knowledge" shall mean the actual knowledge of the officers of the appropriate party.

     (l) Insurance. Schedule 2(l) summarizes the insurance policies presently covering the Acquired Companies, which are substantially similar to the insurance policies covering the Acquired Companies for the past five (5) years.

     (m) Compliance with Laws. The Company has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted; to the best of the Company's knowledge all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of the Company's knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by the Company and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. The Company is not in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of the Company.

     (n) Labor. No work stoppage involving the Company is pending or to the best of its knowledge, threatened. The Company is not involved in or, to the best of its knowledge, threatened with or affected by, any strike, material labor dispute, arbitration, lawsuit or administrative proceeding. No employee of the Company is represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and, to the best of its knowledge, there is no effort being made that, if successful, would make the warranty contained in this sentence untrue.

     (o)  Material Interests of Certain Persons.  Except as set forth on
Schedule 2(o), no officer or director of the Company or any "associate" (as such term is defined in Rule l4a-1 under the Securities Exchange Act of 1934)(the "Exchange Act") of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company.

     (p)  Cityside Benefit Plans; Bonuses.

         (a) Cityside has made available to Norwest a list of all employees of the Acquired Companies ("Company Employees"), showing for each the position held, the period employed by the Acquired Companies and current salary or rate of pay. All Company Employees are employees at will, except as shown on
Schedule 2(p)(a). Schedule 2 (p)(a)(i) lists (i) all of the employee pension benefit plans within the meaning of Section 3 (2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company maintains or has maintained, to which the Company contributes or has contributed, or which cover or have covered employees of the Company, including all pension, retirement, profit-sharing, and employee stock ownership plans, (ii) all employee welfare benefit plans within the meaning of Section 3 (1) of ERISA, which the Company maintains or has maintained, to which the Company contributes or has contributed, or which cover or has covered employees of the Company including all vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and (iii) all deferred compensation, bonus, stock option, stock purchase, incentive plans or employee benefit or fringe benefit arrangements, which the Company maintains or has maintained, to which the Company contributes or has contributed, or which cover or has covered employees of the Company (collectively, the "Company Benefit Plans").
Schedule 2(p)(a)(ii) identifies each Company Benefit Plan that will be sponsored by the Acquired Companies (and not by Cityside) as of the Closing Date (collectively, the "Transferred Company Benefit Plans").

         (b) Each Company Benefit Plan has been maintained and operated in all material respects in compliance with its terms and with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, all regulations promulgated thereunder, and all other applicable governmental laws and regulations. The Company has paid to all Company Benefit Plans or has accrued on the Preliminary Closing Statement, all contributions or other amounts payable or that may become payable under Company Benefit Plans for periods or in respect of services rendered prior to the Closing Date. The Company has never maintained or contributed to any Employee Pension Benefit Plan (as defined in Section 3 (2) of ERISA) that has been terminated or partially terminated, and no proceeding by the Pension Benefit Guaranty Corporation ("PBGC") has been instituted or to the best of its knowledge, threatened with respect to any such plan. The Company has never contributed to any Multiemployer Plan or incurred any liability under any such plan. The Company has never maintained any employee welfare benefit plan (as defined in Section 3 (1) of ERISA) providing medical, life or other welfare type benefits to current or future retired or terminated employees, their spouses or dependents (other than in accordance with Internal Revenue Code Section 4980(B)). The Company does not, and has not for the past five (5) years, maintained any defined benefit plans. Each Transferred Company Benefit Plan that is intended to be qualified under Section 401 (a) of the Internal Revenue Code is so qualified. With respect to each Transferred Company Benefit Plan, there has been no prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA). No action, suit or investigation with respect to the Transferred Company Benefit Plans (other than routine claim for benefits) is pending or to the best of its knowledge, threatened.


     (q) Brokers and Finders. Other than Piper Jaffray, Inc., neither the Company nor C.H. Robinson, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby and thereby. Cityside and C.H. Robinson shall be solely responsible for the payment of any fees to Piper Jaffray, Inc., and shall indemnify and hold Norwest harmless for any liability for any financial advisory fees, brokerage fees, commissions or finder's fees claimed by Piper Jaffray, Inc.

     (r) Fiduciary Activities. The Company has not had any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

     (s) No Defaults. The Company is not in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject. All parties with whom the Company has material leases, agreements or contracts or who owe to the Company obligations are in compliance therewith in all material respects.

     (t) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on the Company, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of the Company's knowledge, threatened against the Company; the Company is not subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Cityside has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each of its owned properties.

     (u) Receivables. Except for those claims set forth on Schedule 2(k), all those installment sale contracts, notes, credit agreements, invoices, indebtedness, or other obligations and any instruments securing same (herein called "Receivables"), together with any instruments securing the same were made for valuable considerations and now constitute valid and legally enforceable obligations in accordance with their terms of the respective persons shown as indebted thereon (except as may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally). Except for those claims set forth on Schedule 2(k), each Receivable was solicited, originated and currently exists in material compliance with all applicable federal and state laws applicable thereto. Each payment shown on the records relating to the Receivables was made on the date indicated on said records and were not made by an employee of the Company. Except as shown on the records relating to the Receivables, and except for those claims set forth on Schedule 2(k), there are no claims or defenses with respect to the Receivables, including but not limited to set-offs, counterclaims, right of cancellation, lack of cancellation, lack of consideration, fraud, forgery, alteration and/or any claims or defenses based on or alleging the failure to provide or deliver the goods/services referred to therein, or the providing or delivering damaged, defective or inadequate goods/services. The amounts shown on any data provided by the Company to be owing and unpaid on the respective Receivables represent the true and correct outstanding balances thereon. Notwithstanding any provision in this Paragraph 2(u) to the contrary, with respect to the Receivables originated by a party other than the Acquired Companies, all of the representations contained in this Paragraph 2(u) shall be subject to the knowledge of Cityside to the extent they relate to claims caused by such other parties.

     (v) Bonuses. All bonuses earned, or a ratable portion of those bonuses reasonably expected to be earned, by Company Employees (as defined in Paragraph 2(p)(a)) prior to, through and including the Closing Date, have been paid or accrued on the books of the Acquired Companies and will be included in the Preliminary Closing Statement as an adjustment to Net Worth.

     3. Representations and Warranties of Norwest. Norwest represents and warrants to Cityside as follows:

     (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

     (b) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of the Federal Deposit Insurance Corporation, the Minnesota Department of Commerce, the
Federal Reserve Board, and government agencies and other governing boards having regulatory authority over Cityside Insurance, as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     (c) Brokers and Finders. Neither Norwest nor any Norwest subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest subsidiary in connection with this Agreement or the transactions contemplated hereby and thereby.

     4. Covenants of the Company. The Company covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Closing Date, the Company will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; maintain proper business and accounting records in accordance with generally accepted accounting principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use commercially reasonable efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use commercially reasonable efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Closing; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of the Company; provided that Norwest shall not unreasonably interfere with the conduct of the Company's business, apprise Norwest and its representatives with respect to the proposal for and negotiation of any material contracts (or extensions or renewals thereof); and permit Norwest and its representatives (including Deloitte & Touche L.L.P. and KPMG Peat Marwick L.L.P.) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of the Company herein expressed.

     (b) Except as specifically required by this Agreement, from the date hereof until the Closing Date, the Company will not: amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities. Except as specifically required by this Agreement, from the date hereof until the Closing Date, the Company will not (without the prior written consent of Norwest, which consent shall not be unreasonably withheld) authorize or incur any long-term debt; mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any agreement, contract or commitment in excess of $15,000 except transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; without informing Norwest, make any investments except in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared and issued by the Company in accordance with historical practice; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Company will furnish or cause to be furnished to Norwest all the information concerning the Company required for inclusion in any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement; provided, however, the Company shall not be in breach of this paragraph (c) unless it fails to respond to Norwest's written request for information.

     (d) The Company will take all necessary corporate and other action and use commercially reasonable efforts to obtain all approvals of regulatory authorities, consents and other approvals required of the Company to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (e) The Company will use commercially reasonable efforts to deliver to the Closing all certificates and other documents required by this Agreement to be delivered by it at the Closing.

     (f) The Company will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to the Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to the Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest or for any other reason or purpose (except to the extent that such information can be shown to be previously known to the Company, in the public domain, or later acquired by the Company from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (g) Neither the Company nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of the Company, to make a tender or exchange offer for any shares of such common stock or other equity security,
(ii) to purchase, lease or otherwise acquire the assets of the Company or any portion thereof except in the ordinary course of business, or (iii) to merge, consolidate or otherwise combine with the Company. If any corporation, partnership, person or other entity or group makes an offer or inquiry to the Company concerning any of the foregoing, the Company will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (h) The Company owns no real properties.

     (i) On or before the Closing, the Acquired Companies shall terminate any and all auto leases entered into by the Acquired Companies or on its behalf or on behalf of any of the Company Employees (as hereinafter defined).

     (j) Cityside shall cause the termination of any Company Benefit Plan covering Company Employees effective as of the Closing Date, and pay, or assume and adequately accrue, all necessary contribution premiums, obligations or liabilities and corresponding assets whatsoever arising from all Company Benefit Plans and the termination thereof.

     (k) Norwest shall be permitted access by Cityside from the date of this Agreement to negotiate with the Purchasers named in that certain Receivables Purchase Agreement dated October 23, 1995, as amended by the First Amendment to the Receivables Purchase Agreement and Support Agreement dated as of April 1, 1996, and the Second Amendment to Receivables Purchase Agreement and Agreement dated as of December 11, 1996 (collectively the "Amendments") (as amended, the "Purchase Agreement") and relating to the Revolving Receivables Purchase Facility (the "Facility") established under the Purchase Agreement and the agreements related thereto (collectively the "Facility Agreements") with regard to Norwest's intent to repurchase the securitized receivables on or after the Closing Date.

     (l) Cityside shall cause to be prepaid that certain $25,000,000.00 line of credit facility with First Bank, as agent (the "First Bank Facility"). Norwest shall be responsible for the payment of any penalties or fees in connection with the payment of the First Bank Facility.

       5. Covenants of Norwest. Norwest covenants and agrees with Cityside as follows:

     (a) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use commercially reasonable efforts to obtain all approvals of regulatory authorities, consents and approvals required of the parties to carry out the transactions contemplated by this Agreement and will cooperate with Cityside to obtain all such approvals and consents required for Cityside, if any.

     (b) Norwest will remain bound by the terms of the confidentiality letter dated July 25, 1997 between Norwest and Piper Jaffray, Inc., provided however, that Norwest may discuss the transactions contemplated hereunder with rating agencies.

     6. Conditions Precedent to Obligation of Cityside. The obligation of Cityside to effect the Closing shall be subject to the satisfaction at or before the Closing Date of the following conditions, any or all of which may be waived in writing by Cityside:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all material respects with respect to Norwest and its subsidiaries taken as a whole as if made at the Closing Date.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date.

     (c) Cityside shall have received a favorable certificate, dated as of the Closing Date, signed by the Chairman, the President or any Executive Vice President or Senior Vice President of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (e) Approval (which approval shall not be unreasonably burdensome) from the Federal Deposit Insurance Corporation, the Minnesota Department of Commerce, and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement shall have been received and all waiting and appeal periods prescribed by applicable law or regulation shall have expired or otherwise earlier terminated.

     7. Conditions Precedent to Obligation of Norwest. The obligation of Norwest to effect the Closing shall be subject to the satisfaction at or before the Closing Date of the following conditions, any or all of which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and as if made at and as of the Closing Date.

     (b) The Company shall have, or shall have caused to be, performed and complied with in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date.

     (c) Norwest shall have received a favorable certificate, dated as of the Closing Date, signed by the Chairman, the President or any Executive Vice President or Senior Vice President of Cityside, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 7.

     (d) Approvals (which approval shall not be unreasonably burdensome) from the Federal Deposit Insurance Corporation, the Minnesota Department of Commerce, and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement shall have been received, and all waiting and appeal periods prescribed by applicable law or regulation shall have expired or otherwise earlier terminated.

     (e) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (f)  Intentionally Deleted.

     (g)  Intentionally Deleted.

     (h)  Intentionally Deleted.

     (i) That certain $10,000,000.00 credit facility with C.H. Robinson (the "C.H. Robinson Facility") shall have been canceled and the liability for current income taxes payable of the Acquired Companies shall be paid to C.H. Robinson. All amounts payable thereunder shall be paid using the funds delivered by Norwest pursuant hereto and, pursuant to Paragraph 1(b), such funds shall not be treated as a liability for purposes of determining "Net Worth" (it being agreed, however, that the intercompany liability of the Acquired Companies to C.H. Robinson will be treated as a liability for purposes of determining "Net Worth"). Cityside shall be responsible for the payment of any penalties or fees in connection with the payment of the C.H. Robinson Facility. The Company shall have paid in full any and all other amounts owed by the Company to C.H. Robinson or any affiliate. C.H. Robinson shall have paid in full any and all other amounts owed by the C.H. Robinson or any affiliate to the Company.

     (j) The Acquired Companies shall have transferred, in accordance with applicable laws and regulations, any and all deposits held by the Acquired Companies for C.H. Robinson employees; and neither Norwest nor the Acquired Companies shall have any further liability with respect to such deposits; provided however, Norwest shall hold such employees harmless from any penalties associated with such transfer.

     (k)  Intentionally Deleted.

     (l) Since the date of this Agreement, no change shall have occurred and no circumstances shall exist which have had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of the Company.

     (m)  The consents of the parties to those agreements listed as item 1 on
Schedule 2(d) to the transactions contemplated by this Agreement shall have been obtained.

     8.  Termination of Agreement.

     (a)  This Agreement may be terminated at any time prior to the Closing:

       (i)  by mutual written consent of the parties hereto;

       (ii) by either of the parties hereto upon written notice to the other party if the Closing shall not have been consummated by December 31, 1997, unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party.

       (iii) by Cityside or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, which order shall remain unstayed and in effect for a period of 60 days (if the expiration of said 60 day period is after December 31, 1997, then this paragraph (iii) shall control over paragraph 8(ii) next above); or

       (iv) by Norwest if there has been a misrepresentation or breach in any material respect on the part of Cityside in the representations and warranties of Cityside set forth herein that has a material adverse affect on the business of the Acquired Companies taken as a whole, and such breach or misrepresentation, after thirty (30) days due notice, has not been corrected, or if, after due notice, there has been a failure on the part of Cityside to comply in any material respect with its agreements or covenants herein that has a material adverse affect on the business of the Acquired Companies taken as a whole; or

          (v) by Cityside if there has been a misrepresentation or breach in any material respect on the part of Norwest in the representations and warranties of Norwest set forth herein that has a material adverse affect on the business of the Acquired Companies taken as a whole, and such breach or misrepresentation, after thirty (30) days' due notice, has not been corrected, or if, after due notice, there has been a failure on the part of Norwest to comply in any material respect with its agreements or covenants herein that has a material adverse affect on the business of the Acquired Companies taken as a whole.

     (b) Termination of this Agreement under this paragraph 8 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(f), 5(b) and 9 shall survive such termination.

     9. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation broker or investment advisor, legal and accounting fees, incurred by Cityside shall be borne by Cityside and shall not be paid by or accrued on the books of the Acquired Companies, and all such expenses incurred by Norwest shall be borne by Norwest.

     10. Tax Matters.


          (a)  Definitions.

          Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Paragraph 10:

          "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code or any analogous combined, consolidated, or unitary group defined under state, local, or foreign income Tax law.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Consolidated Returns" means any Tax Return filed on behalf of an Affiliated Group.

          "Income Tax" means any federal, state, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum tax or levy based on income or gross receipts of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

          "Post-Closing Period" shall mean any period of time beginning after the Closing Date.

          "Post-Closing Period Tax Return" shall mean any Tax Return for a Post-Closing Period.

          "Pre-Closing Periods" shall mean any period of time ending on or before the Closing Date.

          "Straddle Period" means any period of time which begins prior to the Closing Date and ends after the Closing Date.

          "Straddle Period Tax Return" means any Tax Return for a Straddle
     Period.

          "Tax or Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including Code Section 59A), customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee, or other tax, withholding tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

          "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administration requirements relating to any Tax.

          (b)  Tax Returns and Payments.

          (1) C.H. Robinson shall be responsible for the preparation and filing for all Consolidated Returns that include any of the Acquired Companies with respect to Pre-Closing Periods, and for the payment of all Taxes with respect to such returns. C.H. Robinson shall be entitled to any refunds of Taxes with respect to Consolidated Returns that include any of the Acquired Companies with respect to Pre-Closing Periods.

          (2) C.H. Robinson shall be responsible for the preparation and filing of all other Tax Returns with respect to Income Taxes for the Acquired Companies with respect to Pre-Closing Periods (other than those referred to in Section 10(b)(1)), and for the payment of all Taxes with respect to such returns. C.H. Robinson shall be entitled to any refunds of Taxes with respect to such returns.

          (3) Norwest and the Acquired Companies shall be responsible for the preparation and filing of all Straddle Period Tax Returns that include any of the Acquired Companies, and for the payment of all Taxes with respect to such returns. C.H. Robinson shall reimburse Norwest for the portion of any Tax relating to a Straddle Period that is allocable, in accordance with paragraph (6) below, to the Pre-Closing portion of such Straddle Period, less any estimated Taxes paid by C.H. Robinson or the Acquired Companies with respect to such Straddle Period on or before the Closing Date. Any refunds of Straddle Period Taxes shall be allocated between C.H. Robinson and Norwest based on the same principles.

          (4) Norwest and the Acquired Companies shall be responsible for the preparation and filing of all Post-Closing Period Tax Returns that include any of the Acquired Companies, and for the payment of all Taxes with respect to such returns. Norwest shall be entitled to any refunds of such Taxes.

          (5) To the extent permitted by law, C.H. Robinson and Norwest shall use their commercially reasonable efforts to cause any Taxable period to close on the Closing Date.

          (6) Taxes payable with respect to a Straddle Period shall be allocated to the Pre-Closing and Post-Closing Period on the basis of a closing of the books as of the Closing Date.

          (7) C.H. Robinson, Norwest and the Acquired Companies shall cooperate in good faith and at no cost to the other party in (i) preparing and filing all Tax Returns, (ii) maintaining and making available to each other all records necessary in connection with Taxes, and (iii) resolving all disputes and audits with respect to Taxes. Norwest and C.H. Robinson recognize that each may need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the other.

          (8) C.H. Robinson shall pay any stock transfer taxes due as a result of the sale of the Acquired Companies Stock sold hereunder.

          (9) C.H. Robinson shall join Norwest in timely filing an election under Section 338(h)(10) of the Code and its state, local or foreign counterparts (collectively a "Section 338(h)(10) Election"). C.H. Robinson and Norwest shall fully cooperate to effect such elections. C.H. Robinson will pay any Taxes attributable to the making of the Section 338(h)(10) Election. With respect to any taxing jurisdiction which does not recognize or apply the Section 338(h)(10) Election, C.H. Robinson will also pay any Taxes attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code. C.H. Robinson and Norwest shall fully cooperate to effect such elections.

          (10) C.H. Robinson shall cause all Income Taxes relating to any Pre-Closing Period to be settled or transferred to C.H. Robinson prior to Closing.

          (11) C.H. Robinson shall cause the provisions of any tax sharing agreement to which the Acquired Companies is a party to be terminated on or before the Closing Date.

          (12) C.H. Robinson shall have the sole and exclusive authority to file amended Income Tax Returns and to control any Tax audits, disputes, administrative or judicial proceedings or settlements with respect to the Acquired Companies for any Pre-Closing Period. Norwest and the Acquired Companies shall have the sole and exclusive authority to file any other amended Tax Returns and to control any other Tax audits, disputes, administrative or judicial proceedings or settlements with respect to the Acquired Companies, except that without C.H. Robinson's written consent (which shall not be unreasonably withheld or delayed), neither Norwest nor the Acquired Companies shall take any action that will have the effect of increasing Cityside's or C.H. Robinson's liability for Taxes.

          (c)  Indemnification.

          (1) Cityside and C.H. Robinson shall indemnify Norwest and the Acquired Companies for (i) all liability for Taxes of the Acquired Companies and the C.H. Robinson Affiliated Group for all Straddle Periods (but only to the extent allocable, in accordance with Section 10(b)(6), to the pre-Closing portion of the Straddle Period) and all Pre-Closing Periods except for Taxes which are accrued on the Final Closing Statement, and (ii) all liability for reasonable legal and accounting fees and expenses incurred with respect to any item indemnified pursuant to clause (i) of this sentence.

          (2) Norwest and the Acquired Companies shall indemnify Cityside and C.H. Robinson for (i) all liability for Taxes of the Norwest Affiliated Group for any Taxable period, (ii) all liability for Taxes of the Acquired Companies for Straddle Periods (but only to the extent allocable, in accordance with Section 10(b)(6), to the post-Closing portion of the Straddle
     Period) and Post-Closing Periods, and (iii) all liability for reasonable legal and accounting expenses incurred with respect to any item indemnified pursuant to clauses (i) and (ii).

          (3) C.H. Robinson and Cityside shall indemnify Norwest and the Acquired Companies from and against the entirety of any tax liability, including interest, penalties or assessments related thereto, the Acquired Companies may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Acquired Companies for taxes of any person other than itself under Reg. section 1.1502-6 (or similar provision of state, county, local or foreign law).

          (d) Procedures for Indemnification.

          (1) If a claim is made by any Taxing authority, which, if successful, might result in an indemnity payment by a party ("Tax Indemnitor") to another ("Tax Indemnitee") pursuant to Section 10(c), Tax Indemnitee shall promptly notify Tax Indemnitor in writing of such claim (a "Tax Claim").
     If notice of a Tax Claim is not given to Tax Indemnitor within a sufficient period of time to allow Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Tax Indemnitor shall not be liable to Tax Indemnitee to the extent that Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

          (2) With respect to any Tax Claim, Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto and may, in its sole discretion, either pay the Tax Claim and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided, however, that Tax Indemnitor shall not settle or compromise a Tax Claim without giving a 30-day notice to Tax Indemnitee and without Tax Indemnitee's consent, which shall not be unreasonably withheld, if such settlement or compromise would result in an increase in the Tax liabilities of Tax Indemnitee or members of its affiliated group for any Taxable period.

          (3) Cityside, C. H. Robinson and Norwest shall cooperate with each other in contesting any Tax Claim, which cooperation shall include, without limitation, granting powers of attorney to the party who is entitled to control the proceeding, retaining and providing records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          (4) Any indemnification payments hereunder shall be treated as an adjustment to Purchase Price, unless otherwise required by applicable law.

        (e) Survival. The obligations of the parties set forth in this Paragraph 10 shall remain in effect until expiration of the applicable statute of limitations.

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto, except in accordance with Paragraph 1(d)(i).

     12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered (a) personally, or (b) by certified mail, return receipt requested, or (c) by overnight courier service, or (d) by telecopy as follows:

        If to Norwest:

                Norwest Corporation
                Sixth and Marquette
                Minneapolis, Minnesota  55479-1026
                Attention:  Secretary
                Telecopier Number:  612/667-4399

        and     Norwest Financial, Inc.
                206 Eighth Street
                Des Moines, Iowa 50309
                Attention:  Patricia J. McFarland
                Telecopier Number:  515/237-7602

        If to Cityside:

                C.H. Robinson, Inc.
                8100 Mitchell Road, Suite 200
                Eden Prairie, Minnesota  55344
                Attention:  Thomas J. Sandstrom

                Telecopier Number:  612/937-7809

        If to C.H. Robinson:

                C.H. Robinson, Inc.
                8100 Mitchell Road, Suite 200
                Eden Prairie, Minnesota  55344
                Attention:  Dale S. Hanson
                Telecopier Number:  612/937-7809


or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. Public Statements. Except as otherwise agreed by the parties, Norwest will not, except as required by law or regulation , in the reasonable judgment of counsel for Norwest, make any public disclosure, or permit any public disclosure to be made, regarding this Agreement or the transactions contemplated hereby or thereby; neither C.H. Robinson nor the Acquired Companies will make or permit any such public disclosure. Provided, however, nothing herein shall prohibit either party from making any disclosure which is a communication directed to its rating agencies or employees or the employees of its affiliates.

     15.  Intentionally Deleted.

     16. Complete Agreement. This Agreement contain the complete agreement between the parties hereto with respect to the Closing and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     18. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     19. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 8 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any or all of the covenants and conditions herein.

     20. Amendment. At any time before the Closing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Cityside shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement.

     21. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     23. Employee Benefits.

     (a) Post-Closing Date Employment. The Acquired Companies will continue to offer employment at sufferance to all of the Company Employees who are at work on the Closing Date, including those Company Employees on vacation, absent due to sick or personal day, family leave, workers' compensation claim or leave of absence and are expected or are legally eligible to be reinstated. The Company does not have any employee who at the Closing Date is on a leave of absence and is not expected to be reinstated. Each Acquired Companies employee's salary and bonus (or rate of pay) shall be at least as great as his/her salary or bonus (or rate of pay) immediately prior to the Closing Date, and the location of the employment shall be within a twenty-five mile radius of the location where the Acquired Companies employee is employed immediately prior to the Closing Date. The Acquired Companies shall have no obligation to employ any Acquired Companies employee for any specific term after the Closing Date, provided that Acquired Companies agree that, for a period of 60 days after the Closing Date, it will not cause any of the Company Employees to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act and related regulations (the "Warn Act") if such employment loss could create any liability for Cityside unless Norwest or the Acquired Companies deliver notices under the Warn Act in such a manner and at such time that Cityside bears no liability with respect thereto. Cityside will cause the Acquired Companies to cooperate with Norwest in the delivery of such notices to the extent that Norwest reasonably deems necessary hereunder.

      (b) Benefits After the Closing Date. Norwest will cause the Acquired Companies to provide employee benefits equivalent to the benefits provided by Norwest Financial, Inc. to its employees. Norwest will waive any exclusion for an existing condition and any waiting period under any benefit plan extended to the Company Employees, except to the extent such exclusions or waiting periods were in effect under the Company Benefits Plans, and will treat the service of Company Employees with the Acquired Companies as service rendered to Norwest for purposes of eligibility to participate, vesting and for other appropriate benefits, but not for benefit accrual (including minimum pension amount) or benefit payment, early retirement subsidies, minimum pension benefits or post-retirement welfare benefits under any pension benefit plan or welfare benefit plan of Norwest Financial, Inc. extended to Company Employees. Norwest shall have no liability under any stock option plans sponsored by Cityside.

     (c) Benefits Before the Closing Date. Before the Closing Date, Cityside will accelerate vesting in all outstanding Cityside stock options granted to Company

Employees. Effective as of the Closing Date, Cityside will cause all outstanding restricted stock awarded to Company Employees to become free of all restrictions. Effective as of the Closing Date, Company Employees will cease to be active participants in the Company Benefit Plans that are not Transferred Company Benefit Plans, and Seller will retain all liabilities with respect to such plans (other than Transferred Company Benefit Plans). Effective as of the Closing Date, only Company Employees will be active participants in the Transferred Company Benefit Plans.

     24.  Indemnification.

     (a) Survival of Representations, Warranties and Covenants. Except as otherwise specifically provided in this Agreement, all representations, warranties, covenants and other agreements contained in or incorporated in to this Agreement or in any instrument delivered pursuant hereto shall survive the Closing and any investigation or inquiry made by Cityside or Norwest, as the case may be. Except as provided herein, a claim for indemnification must be made within two (2) years after the Closing Date; claims for indemnification under Paragraph 10 or in connection with the litigation listed on Schedule 2(k) must be based on claims made against Norwest or its affiliates within the applicable statute of limitations.

     (b)  Terms of Indemnification.

       (1) Cityside and C.H. Robinson jointly and severally agree to indemnify Norwest and its affiliates (and their respective directors, officers, agents and employees) against, and to protect, defend and hold harmless Norwest and its affiliates (and their respective directors, officers, agents and employees) from, and Norwest agrees to indemnify Cityside and C.H. Robinson and their affiliates (and their respective directors, officers, agents and employees) against, and to protect, defend and hold harmless Cityside and C.H. Robinson and their affiliates (and their respective directors, officers, agents and employees) from, all Damages (as such term is defined in Section
   (d) below) arising out of or resulting from any inaccuracy in, or breach of, any of their respective representatives, warranties, covenants or other agreements of each of them contained in or incorporated into this Agreement or any related agreement or in any certificate or instrument delivered in connection herewith or therewith.

       (2) In addition, Cityside and C.H. Robinson jointly and severally agree to indemnify Norwest and its affiliates (and their respective directors, officers, agents and employees) against, and to protect, defend and hold harmless Norwest and its affiliates (and their respective directors, officers, agents and employees) from, all Damages (as such term is defined in Section (d) below) arising out of or resulting from any claim made, or suit, action, investigation or proceeding commenced, against the Acquired Companies, whether pending prior to Closing or brought or made against the Acquired Companies after the Closing, relating to or arising out of any act or omission by the Company or the Company's agents, directors, officers or employees on or before the Closing Date.

       (c) Procedures. In any case under this Agreement where one party has indemnified the other against any claim or legal action, indemnification shall be provided in accordance with the procedure outlined below:

          (1) Provided that notice is given by the indemnified party to the indemnifying party promptly upon the commencement of a legal proceeding or the indemnified party becoming aware of a pending or threatened material claim for which indemnification might be claimed, except to the extent the failure to provide such notice does not prejudice the interests of the indemnifying party, the indemnifying party promptly will defend, contest, or otherwise protect the indemnified party against any such claim or suit at its own cost and expense.

          (2) The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless (i) in the case where only money damages are sought, the indemnified party has relieved the indemnifying party from liability with respect to the particular matter or (ii) in the case where equitable or other relief is sought that would materially adversely affect the indemnified party's or any of its subsidiaries' or affiliates' abilities to conduct future business, the indemnified party elects to participate in and jointly control the defense thereof; provided, that the indemnifying party may only settle or compromise the matter subject to indemnification without the consent of the indemnified party if such settlement includes a complete release of all indemnified parties as to the matters in dispute and relates solely to money damages; and provided, further, that the indemnified party will not unreasonably withhold, condition or delay consent to any settlement or compromise that requires its consent. It is specifically agreed that the indemnified party, its subsidiaries or affiliates may withhold its consent to any settlement or compromise of a matter subject to indemnification, if in its reasonable opinion the terms of such settlement or compromise will materially adversely affect its ability to conduct future business.

          (3) In the event the indemnifying party fails to timely defend, contest, or otherwise protect the indemnified party against any such claim or suit, the indemnified party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the indemnified party jointly controls such claim or suit, the indemnified party shall be entitled to recover its costs thereof from the indemnifying party, including reasonable attorney's fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying party timely undertakes the defense of such matter and the indemnified party does not jointly control such matter, the indemnified party shall not be entitled to recover from the indemnifying party for its costs incurred in the defense thereof other than the reasonable costs of investigation undertaken by the indemnified party and reasonable costs of providing assistance.

          (4) The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the indemnifying party may pay or be required to pay by way of indemnification hereunder.

          (d) Damages. As used in this Paragraph, the term "Damages" means any and all losses, claims, damages, liabilities, obligations, judgments, settlements, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorney's fees (including any such reasonable costs, expenses and attorney's fees incurred in enforcing a party's right of indemnification against any indemnifying party or with respect to any appeal) and penalties and interest, if any.

          (e) Maximum Indemnification/Threshold. The maximum aggregate liability of Cityside and C.H. Robinson to Norwest, or Norwest to Cityside or C.H. Robinson under this Paragraph 24 shall be an amount equal to the Purchase Price. Excluding Cityside's and C.H. Robinson's obligations under Paragraphs 2(q) and 10(c) (with respect only to the potential liability described on Schedule 2(h)), no indemnified party shall be entitled to indemnification under this Paragraph 24 or under Paragraph 10(c) unless, and only to the extent that, the aggregate Damages to such indemnified party exceed $500,000.00.

          25. Agreement Not to Compete. Upon the consummation of the transactions contemplated hereby and until five (5) years after the Closing Date, neither Cityside, C.H. Robinson nor any of its shareholders, subsidiaries or affiliates shall;

          (a) compete anywhere in the United States with Norwest or any of its subsidiaries or affiliates in the business of financing (including making direct loans to consumers) or purchasing retail installment contracts from automobile dealers relating to the sale of used automobiles to consumers;

          (b) directly or indirectly, either for itself or any other person
   (1) induce or attempt to induce any employee of the Acquired Companies or its subsidiaries or affiliates to leave the employ of such Acquired Companies or subsidiary, (2) in any way interfere with the relationship between the Acquired Companies or its subsidiaries and any employee of such Acquired Companies or subsidiary, (3) employ or otherwise engage as an employee, independent contractor or otherwise, any employee of the Acquired Companies or any of its subsidiaries, or (4) (x) solicit or attempt to use any list or other records of customers or dealers of the Acquired Companies or any of its subsidiaries to solicit any such customers or dealers for any products or services, or (y) in any way interfere with the relationship between any customer, supplier, licensee, or dealer of the Acquired Companies, or (z) specifically target the customers, suppliers, licensees or dealers of the Acquired Companies or any of its subsidiaries for any products or services. For purposes of this Section, "employee of the Acquired Companies or its subsidiaries" includes any such employee who leaves the employment of the Acquired Companies or any of its subsidiaries after the date hereof; or

          (c) (i) use the name "Cityside" as the name of any business owned or operated by Cityside or C.H. Robinson or any of its subsidiaries or affiliates, (ii) use the word Cityside or any derivation thereof in the name of any consumer finance business owned or operated by Cityside or C.H. Robinson or any of its subsidiaries or affiliates, or (ii) use any other trademark, trade name or service mark in a manner which would be confusingly similar to the name "Cityside". The five year limitation in the preamble of this Section does not apply to this subsection (c).

                            [Signature Page Follows]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION               CITYSIDE HOLDING COMPANY


By: /s/ John E. Ganoe             By: /s/ Dale S. Hanson
    ------------------------          ------------------------

Title: E.V.P.                     Title: Treasurer
      ----------------------            ----------------------



                                  C. H. ROBINSON, INC.


                                  By: /s/ Dale S. Hanson
                                     -------------------------

                                  Title: V.P. & C.F.O.
                                        ----------------------